Exhibit 99.1

NEWS RELEASE

Green Plains Reports First Quarter 2013 Financial Results

Results for the First Quarter of 2013

•	Net income of $2.6 million

•	Earnings per diluted share $0.08

OMAHA, NEB. (GLOBE NEWSWIRE) – April 30, 2013 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the first quarter ended March 31, 2013. Net income attributable to Green Plains for the quarter was $2.6 million, or $0.08 per diluted share, compared to a net loss of ($12.7) million, or ($0.39) per diluted share, for the same period in 2012. The first quarter of 2012 included a one-time charge of $2.4 million, after tax, or $0.08 per share, as a result of a legal settlement. Revenues were $765.5 million for the first quarter of 2013 compared to $775.4 million for the same period in 2012.

“We achieved a significant improvement in our financial performance for the first quarter of 2013 compared to last year,” stated Todd Becker, President and Chief Executive Officer. “The benefits of our multi-year diversification strategy, combined with operational excellence and risk management were all factors that contributed to the positive results, with nearly a $24 million increase in operating income year over year.”

Green Plains’ ethanol production segment produced and sold approximately 170 million gallons of ethanol, or approximately 92 percent of the Company’s production capacity. Non-ethanol operating income, from the corn oil production, agribusiness, and marketing and distribution segments, was a record $21.2 million in the first quarter of 2013 compared to $9.0 million for the same period in 2012.

“We continued to strengthen our balance sheet with total payments of $38.6 million on our term debt while maintaining a cash balance of more than $241 million. With an improving margin environment, we are well positioned to take advantage of our financial flexibility to further grow our businesses,” said Becker.

“Ethanol margins have improved as industry production levels have rationalized and inventories have been drawn down steadily over the last several months. We expect our second quarter earnings will show further improvement compared to the first quarter of 2013. We will maintain our risk management discipline and continue to focus on locking positive forward margins. Our objective to generate $60 million of non-ethanol operating income in 2013 is on track,” commented Becker.

First quarter 2013 EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $24.8 million compared to $1.5 million for the same period in 2012. Green Plains had $241.6 million in total cash and equivalents and $107.0 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at March 31, 2013. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Current Business Highlights

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Green Plains Trade Group recently completed a new $130 million senior secured asset-based revolving credit facility arranged by PNC Capital Markets LLC and Merrill Lynch Pierce Fenner & Smith Incorporated. Availability under the facility, which matures on April 26, 2016, is subject to certain conditions and will be used to finance the company’s accounts receivables and ethanol inventories. The new credit facility replaced the $70 million revolving loan scheduled to expire on March 31, 2014.

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In April 2013, Green Plains Bluffton LLC extended the maturities for its amortizing and revolving term loans with its lenders from November 2013 to January 2015. As part of the extension, a $10 million payment of the outstanding balance was completed and principal payments were reduced by approximately $4 million annually through maturity.

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On April 22, 2013, BioProcess Algae LLC was selected to receive a grant of up to $6.4 million from the U.S. Department of Energy as part of a pilot-scale biorefinery project related to production of hydrocarbon fuels meeting military specifications. The project will use renewable carbon dioxide, lignocellulosic sugars and waste heat through BioProcess Algae’s Grower HarvesterTM technology platform, co-located with the Green Plains’ ethanol plant in Shenandoah, Iowa.

Conference Call

On May 1, 2013, Green Plains will hold a conference call to discuss its first quarter 2013 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-397-5352 and the international dial-in number is 719-457-2661. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through May 8, 2013.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes approximately one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended March 31,
	2013	2012
Revenues	$765,476	$775,395
Cost of goods sold	738,262	766,625

Gross profit	27,214	8,770
Selling, general and administrative expenses	14,510	19,861

Operating income (loss)	12,704	(11,091)

Other income (expense)
Interest income	39	39
Interest expense	(8,070)	(9,067)
Other, net	(520)	(578)

Total other income (expense)	(8,551)	(9,606)

Income (loss) before income taxes	4,153	(20,697)
Income tax expense (benefit)	1,598	(8,001)

Net income (loss)	2,555	(12,696)
Net loss attributable to noncontrolling interests	—	4

Net income (loss) attributable to Green Plains	$2,555	$(12,692)

Earnings per share:
Basic	$0.09	$(0.39)

Diluted	$0.08	$(0.39)

Weighted average shares outstanding:
Basic	29,933	32,238

Diluted	30,210	32,238

Revenues decreased $9.9 million for the three months ended March 31, 2013 compared to the same period in 2012 as a result of lower grain and agronomy sales due to the sale of certain grain elevators during the fourth quarter of 2012 partially offset by higher average prices for ethanol and distillers grains. Gross profit increased $18.4 million for the three months ended March 31, 2013 compared to the same period in 2012 primarily as a result of improved margins for ethanol production and for marketing and distribution activities. Operating income (loss) increased by $23.8 million to $12.7 million for the three months ended March 31, 2013 compared to the same period in 2012 as a result of the factors discussed above. Selling, general and administrative expenses were $5.4 million lower for the three months ended March 31, 2013 compared to the same period in 2012 due to the sale of certain grain elevators during the fourth quarter of 2012. Interest expense decreased by $1.0 million for the first three months of 2013 compared to the same period in 2012 due to lower average debt balances. Income tax expense was $1.6 million for the three months ended March 31, 2013 compared to an income tax benefit of $8.0 million for the same period in 2012.

Diluted EPS is computed by dividing net income on an as-if-converted basis available to common stockholders by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. Adjusting net income to net income on an as-if-converted basis and adjusting the weighted average number of common shares outstanding for the effect of the convertible notes is antidilutive for the three months ended March 31, 2013 and 2012.

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage, collectively referred to as agribusiness, and (4) marketing and logistics services of Company-produced and third-party ethanol, distillers grains, corn oil, and other commodities, and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended March 31,
	2013	2012
Revenues:
Ethanol production	$509,059	$458,177
Corn oil production	15,699	13,519
Agribusiness	87,044	118,227
Marketing and distribution	700,232	656,771
Intersegment eliminations	(546,558)	(471,299)

	$765,476	$775,395

Gross profit (loss):
Ethanol production	$1,230	$(10,035)
Corn oil production	7,909	7,936
Agribusiness	1,226	6,246
Marketing and distribution	17,055	4,186
Intersegment eliminations	(206)	437

	$27,214	$8,770

Operating income (loss):
Ethanol production	$(2,349)	$(13,880)
Corn oil production	7,810	7,848
Agribusiness	369	669
Marketing and distribution	12,986	510
Intersegment eliminations	(161)	471

Segment operating income	18,655	(4,382)
Corporate activities	(5,951)	(6,709)

	$12,704	$(11,091)

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

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Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended March 31,
	2013	2012
Ethanol sold	170,841	169,620
(thousands of gallons)
Ethanol produced	170,427	175,771
(thousands of gallons)
Distillers grains sold	482	487
(thousands of equivalent dried tons)
Corn consumed	59,749	61,873
(thousands of bushels)

Revenues in the ethanol production segment increased by $50.9 million for the three months ended March 31, 2013 compared to the same period in 2012. The increase in revenues was due to higher average ethanol and distillers grains prices. The ethanol production segment produced 170.4 million gallons of ethanol, which represents approximately 92 percent of production capacity, during the three months ended March 31, 2013.

Cost of goods sold in the ethanol production segment increased by $39.6 million for the three months ended March 31, 2013 compared to the same period in 2012. Consumption of corn decreased by 2.1 million bushels but the average cost per bushel increased by 14 percent during the three months ended March 31, 2013 compared to the same period in 2012. Cost of goods sold also included a one-time charge related to the settlement of a legal claim in the first quarter of 2012. As a result of the factors identified above, gross profit for the ethanol production segment increased by $11.3 million for the three months ended March 31, 2013 compared to the same period in 2012.

Operating income in the ethanol production segment increased by $11.5 million for the three months ended March 31, 2013, compared to the same period in 2012, to a loss of $2.3 million, due in large part to the factors discussed above. Depreciation and amortization expense for the ethanol production segment was $11.1 million for the three months ended March 31, 2013 compared to $11.0 million during the same period in 2012.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $2.2 million for the three months ended March 31, 2013 compared to the same period in 2012. During the three months ended March 31, 2013, Green Plains sold 38.1 million pounds of corn oil compared to 33.5 million pounds in the same period of 2012. The average price for corn oil was 2 percent higher for the first three months of 2013 compared to the same period in 2012.

Gross profit and operating income in the corn oil production segment were comparable for the three months ended March 31, 2013 and 2012. The increases in revenues were offset by $2.2 million of additional expense related to higher input costs due to the increased prices for distillers grains during the three months ended March 31, 2013 compared to the same period in 2012.

Agribusiness Segment

Our agribusiness segment had decreases of $31.2 million in revenues, $5.0 million in gross profit, and $0.3 million in operating income for the three months ended March 31, 2013 compared to the same period in 2012. We sold 11.0 million bushels of grain during the three months ended March 31, 2013 compared to sales of 14.4 million bushels during the same period in 2012. Revenues, gross profit and operating income decreased primarily due to the sale of certain agribusiness assets in the fourth quarter of 2012.

Marketing and Distribution Segment

Revenues in our marketing and distribution segment increased by $43.5 million for the three months ended March 31, 2013 compared to the same period in 2012. The increase in revenues was primarily due to higher average prices of ethanol and distillers grains offset by lower ethanol volumes sold, as well as higher revenues from railcars used for crude oil transportation and expanding trading and logistics operations. Ethanol and distillers grains revenues increased by $17.7 million and $12.6 million, respectively. Green Plains sold 239.2 million and 251.4 million gallons of ethanol during the three months ended March 31, 2013 and 2012, respectively, within the marketing and distribution segment.

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Gross profit and operating income for the marketing and distribution segment increased $12.9 million and $12.5 million, respectively, for the three months ended March 31, 2013 compared to the same period in 2012, primarily due to profits realized from commodity trading and logistics, the railcar program and the Birmingham unit-train terminal.

Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2013	2012
Net income (loss) attributable to Green Plains	$2,555	$(12,692)
Net loss attributable to noncontrolling interests	—	(4)
Interest expense	8,070	9,067
Income taxes (benefit)	1,598	(8,001)
Depreciation and amortization	12,609	13,158

EBITDA	$24,832	$1,528

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	March 31, 2013	December 31, 2012
ASSETS
Current assets	$523,666	$568,035
Property and equipment, net	697,382	708,110
Other assets	72,362	73,589

Total assets	$1,293,410	$1,349,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$339,245	$432,384
Long-term debt	401,794	362,549
Other liabilities	63,974	64,299

Total liabilities	805,013	859,232
Total stockholders’ equity	488,397	490,502

Total liabilities and stockholders’ equity	$1,293,410	$1,349,734

At March 31, 2013, Green Plains had $241.6 million in total cash and equivalents and $107.0 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at March 31, 2013 was $639.1 million, including $158.5 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of March 31, 2013, Green Plains had total assets of approximately $1.3 billion and total stockholders’ equity of approximately $488.4 million. As of March 31, 2013, Green Plains had approximately 30.1 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700

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